Exhibit (a)(1)(g)

K1 Investment Management, LLC Provides Update on Possible Offer for MariaDB PLC

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

THIS IS AN ANNOUNCEMENT UNDER RULE 2.4 OF THE IRISH TAKEOVER PANEL ACT, 1997, TAKEOVER RULES, 2022 (THE “TAKEOVER RULES”) AND IS NOT AN ANNOUNCEMENT OF A FIRM INTENTION TO MAKE AN OFFER UNDER RULE 2.7 OF THE TAKEOVER RULES. THERE CAN BE NO CERTAINTY THAT ANY OFFER WILL BE MADE, NOR AS TO THE TERMS ON WHICH ANY SUCH OFFER WILL BE MADE.

K1 Investment Management, LLC (“K1”) Provides Update on Possible Offer for MariaDB PLC (“MariaDB”/the “Company”)

Firm Urges MariaDB’s Board to Honor Fiduciary Responsibility to Shareholders and Support Stability of Business by Thoroughly Considering Possible Offer

Los Angeles, CA – March 13, 2024 – K1 today provided an update on its non-binding proposal to acquire, together with K1’s investment affiliates, all of the issued, and to be issued, share capital of MariaDB (the “Possible Offer”).

K1 said, “As one of the leading global investors in enterprise software providers, we remain interested in acquiring MariaDB because we believe the company’s database software and solutions deliver a meaningful value proposition to firms across industry sectors, and around the world. We continue to believe our Possible Offer, as announced on Feb. 16, 2024, is in the best interests of all stakeholders, including shareholders, lenders, employees and customers.”

“In fact, our Possible Offer is more attractive to stakeholders in the face of a mounting financial crisis at the Company precipitated by the Company’s lender. We have provided a clear way to create value and help MariaDB reach its full potential, and we intend to continue to pursue a transaction that accomplishes just that.”

“We urge MariaDB’s Board to honor its fiduciary responsibility to the Company and its stakeholders while supporting the stability of MariaDB’s business by moving forward with our Possible Offer. K1 will continue to be fully available and responsive to MariaDB’s Board, to enable a successful path forward to be agreed.”

About K1

K1 is a global investment firm that builds category-leading enterprise software companies and has over $13 billion of assets under management. K1 partners with strong management teams of high-growth technology businesses to help them achieve successful outcomes. With over 125 professionals, K1 and its operating affiliate, K1 Operations LLC, change industry landscapes with operationally focused growth strategies designed to rapidly scale portfolio companies. Since the inception of the firm, K1 has partnered with over 200 enterprise software companies including industry leaders such as Axcient, Checkmarx, Emburse, Elmo, Granicus, Litera Microsystems, Onit, Reveal-Brainspace, simPRO, Smarsh, and XTM International.

Responsibility Statement

The K1 Responsible Persons (being the investment committee of K1) accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the K1 Responsible Persons (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Important Notice Relating to Financial Adviser

Lazard Frères & Co. LLC, together with its affiliate Lazard & Co., Limited (which is authorised and regulated in the United Kingdom by the Financial Conduct Authority) (“Lazard”), is acting exclusively as financial adviser to K1 and no one else in connection with the Possible Offer and will not be responsible to anyone other than K1 for providing the protections afforded to clients of Lazard nor for providing advice in relation to the Possible Offer or any other matters referred to in this announcement. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this announcement, any statement contained herein or otherwise.

Further Information; No Offer or Solicitation

This announcement does not constitute an offer to sell or invitation to purchase any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Possible Offer or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this announcement is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

Disclosure Requirements under the Irish Takeover Rules

Under Rule 8.3(a) of the Irish Takeover Rules, any person who is ‘interested’ in 1% or more of any class of ‘relevant securities’ of MariaDB or a securities exchange offeror (being any offeror other than an offeror which has announced that its offer is, or is likely to be, solely in cash) must make an ‘opening position disclosure’ following the commencement of the ‘offer period’ and, if later, following the announcement in which any securities exchange offeror is first identified. An ‘opening position disclosure’ must contain, among other things, details of the person’s ‘interests’ and ‘short positions’ in any ‘relevant securities’ of each of (i) MariaDB and (ii) any securities exchange offeror(s).

An ‘opening position disclosure’ by a person to whom Rule 8.3(a) applies must be made by no later than 3:30 pm (Irish time) on the day that is ten ‘business days’ following the commencement of the ‘offer period’ and, if appropriate, by no later than 3:30 pm (Irish time) on the day that is ten ‘business days’ following the announcement in which any securities exchange offeror is first identified.

Under Rule 8.3(b) of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in 1% or more of any class of ‘relevant securities’ of MariaDB, all ‘dealings’ in any ‘relevant securities’ of MariaDB or any securities exchange offeror (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (Irish time) on the ‘business day’ following the date of the relevant transaction. This requirement will continue until the ‘offer period’ ends. If two or more persons cooperate on the basis of any agreement either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of MariaDB, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules. A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

If two or more persons co-operate on the basis of an agreement or understanding, whether express or tacit, either oral or written, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.  Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1 and 8.2 of the Irish Takeover Rules).

In general, interests in securities arise when a person has long economic exposure, whether conditional or absolute, to changes in the price of the securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities. Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.irishtakeoverpanel.ie, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether or not you are required to disclose a ‘dealing’ under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel at telephone number +353 1 678 9020.

Publication on Website

In accordance with Rule 26.1 of the Irish Takeover Rules, a copy of this announcement will be available on K1’s website: https://k1.com/meridian-update promptly and in any event by no later than 12 noon on the business day following this announcement. The content of this website is not incorporated into and does not form part of this announcement.

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Investor Contact
Lazard (Financial Advisor to K1)
Adrian Duchini, Keiran Wilson, Charles White
+44 20 7187 2000

Media Contact
Haven Tower Group
Donald Cutler, Brandon Blackwell
+1 424 317 4864 or +1 424 317 4868
dcutler@haventower.com or bblackwell@haventower.com